Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-65885, 333-222213 and 333-226502) on Form S-8 of our report dated June 27, 2019, which appears in this annual report on Form 11-K of the L.B. Foster Company 401(k) and Profit Sharing Plan for the year ended December 31, 2018.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
June 27, 2019